Press Release For immediate release
Invesco Ltd. Announces February 29, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, March 10, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,159.4 billion, a decrease of 4.9% versus previous month-end. The decrease was driven by unfavorable market returns, net long-term outflows, foreign exchange and net outflows in money market AUM, partially offset by net inflows in non-management fee earning AUM and reinvested distributions. Net long-term outflows included $0.9 billion associated with the liquidation of ETFs due to previously announced product rationalization activity. FX decreased AUM by $3.9 billion. Preliminary average total AUM for the quarter through February 29 were $1,228.9 billion, and preliminary average active AUM for the quarter through February 29 were $925.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2020(a)	$1,159.4	$537.8	$290.2	$62.5	$91.5	$177.4
January 31, 2020	$1,218.7	$586.5	$287.4	$66.9	$93.5	$184.4
December 31, 2019	$1,226.2	$598.8	$283.5	$67.3	$91.4	$185.2
November 30, 2019	$1,201.9	$582.6	$281.6	$65.7	$88.4	$183.6
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2020(a)	$877.7	$336.0	$230.5	$61.7	$91.5	$158.0
January 31, 2020	$920.3	$369.5	$227.7	$66.0	$93.5	$163.6
December 31, 2019	$929.2	$381.7	$224.6	$66.4	$91.4	$165.1
November 30, 2019	$911.6	$372.8	$221.2	$64.9	$88.4	$164.3
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2020(a)	$281.7	$201.8	$59.7	$0.8	$—	$19.4
January 31, 2020	$298.4	$217.0	$59.7	$0.9	$—	$20.8
December 31, 2019	$297.0	$217.1	$58.9	$0.9	$—	$20.1
November 30, 2019	$290.3	$209.8	$60.4	$0.8	$—	$19.3

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.
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